SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2005

CEDAR FAIR, L.P.

(Exact name of Registrant as specified in its charter)

DELAWARE	1-9444	34-1560655
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

One Cedar Point Drive, Sandusky, Ohio	44870-5259
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (419) 626-0830

N.A.

(Former name or former address, if changed since last report)

ITEM 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Management of the Partnership determined during the preparation of the annual financial statements for 2004, and the analysis of deferred tax accounts related thereto, that the Partnership had incorrectly accounted for the provision for income taxes in addressing the tax attributes of its corporate subsidiaries.  There was no effect on the provision for taxes or net income in the financial statements included in the Partnership's 2004 Form 10-K; however, the impact on a quarterly basis was material due to the seasonality of its operations.

Upon identification of the interim reporting issue, the Partnership's management and Audit Committee discussed this matter and its effect on the Partnership's financial statements.  On May 2, 2005, the Partnership's management and Audit Committee concluded that the Partnership should restate its accounting for deferred income taxes as presented in its fiscal 2004 quarters, and that investors should not rely on the Partnership's previously filed financial statements for the quarters ended March 28, 2004, June 27, 2004, and September 26, 2004 for this reason. The Partnership will restate the 2004 quarterly financial statements on Form 10-Q prospectively.

The Partnership has communicated the above conclusions to its independent registered public accounting firm, Deloitte & Touche LLP.

A summary of the effects of the restatement on the 2004 quarterly results follows:

	First Quarter		Second Quarter
	Ended March 28, 2004		Ended June 27, 2004
	As Previously Reported	As Adjusted	As Previously Reported	As Adjusted
Consolidated Statements of Operations
Income (loss) before taxes	$ (29,014)	$ (29,014)	$ 18,126	$ 18,126
Provision (credit) for taxes	871	(8,479)	4,947	3,257
Net income (loss)	(29,885)	(20,535)	13,179	14,869
Net income (loss) per limited partner unit - diluted	$ (0.59)	$ (0.40)	$ 0.25	$ 0.29

	Third Quarter		Fourth Quarter
	Ended September 26, 2004		Ended December 31, 2004
	As Previously Reported	As Adjusted	As Previously Reported	As Adjusted
Consolidated Statements of Operations
Income (loss) before taxes	$ 119,256	$ 119,256	$ (11,338)	$ (11,338)
Provision (credit) for taxes	10,383	27,533	2,514	(3,596)
Net income (loss)	108,873	91,723	(13,852)	(7,742)
Net income (loss) per limited partner unit - diluted	$ 2.02	$ 1.70	$ (0.26)	$ (0.14)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEDAR FAIR, L.P.

By Cedar Fair Management, Inc., General Partner

By:	/s/ Bruce A. Jackson
Bruce A. Jackson Corporate Vice President - Finance and Chief Financial Officer

Date: May 5, 2005